Exhibit 99.

News Release

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX ANNOUNCES APPOINTMENT OF SAMANTHA STODDARD AS CHIEF FINANCIAL OFFICER

SALEM, NH – October 19, 2026 – Standex International Corporation (NYSE: SXI), a leading manufacturer of highly engineered components and systems, today announced the appointment of Samantha L. Stoddard as Vice President, Chief Financial Officer and Treasurer, effective December 1, 2026. Ms. Stoddard will join Standex from JELD-WEN Holding, Inc., where she currently serves as Executive Vice President and Chief Financial Officer. She will report directly to David Dunbar, Standex’s Chairman, President and Chief Executive Officer.

Ms. Stoddard will succeed Ademir Sarcevic, who, as previously announced in May 2026, was promoted to Executive Vice President – Corporate and Group President – Electronics and has continued to serve as Chief Financial Officer during the search for his successor. Mr. Sarcevic will remain Chief Financial Officer until Ms. Stoddard joins on December 1, after which he will focus fully on driving accelerated growth across the Company’s Electronics segment and overseeing certain corporate projects and initiatives.

“We are delighted that Samantha will be joining Standex,” said David Dunbar, Chairman, President and Chief Executive Officer. “She brings deep experience leading finance organizations at global industrial manufacturers, a track record of driving operational and financial discipline, and the public-company perspective that will be important as we continue to scale our businesses and execute our growth strategy. I look forward to partnering with her.”

“I also want to thank Ademir for his leadership of our finance organization over the past seven years and for his continued support through the transition,” Mr. Dunbar added. “Once Samantha joins, Ademir will be able to devote his full attention to accelerating growth in our Electronics platform.”

“Standex has built a strong, diversified portfolio and a culture of operational excellence,” said Samantha Stoddard. “I’m excited to work with David, Ademir, and the rest of the leadership team to continue to drive profitable growth and create long-term value for customers and shareholders.”

Ms. Stoddard has served as Executive Vice President and Chief Financial Officer of JELD-WEN, a global designer, manufacturer and distributor of doors, windows and related building products, since July 2024. She joined JELD-WEN in 2020 and previously served as its Chief Financial Officer for North America and led its global financial planning and analysis function. Before JELD-WEN, she held various roles of increasing responsibility at Honeywell International, including Chief Financial Officer of the Personal Protection Equipment business unit. Ms. Stoddard holds a master’s degree in accounting from The University of Texas at Dallas and a Bachelor of Arts in economics and political science from Wake Forest University.

About Standex

Standex International Corporation is a multi-industry manufacturer in four broad business segments: Electronics, Aerospace and Defense, Scientific, and Engraving & Hydraulics with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at https://standex.com/.

Contact:

Christopher Howe

Director of IR

(773) 754-5394

e-mail:  InvestorRelations@Standex.com

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